                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                          FORM 8-K/A (Amendment No. 1)

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) FEBRUARY 11, 1999
                                                        -----------------


                                 LEUKOSITE, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



         DELAWARE                      0-22769             04-3173859
         ---------------------------------------------------------------
  (State or Other Jurisdiction       (Commission         (IRS Employer
        of Incorporation)            File Number)     Identification No.)


                     215 FIRST STREET, CAMBRIDGE, MA 02142
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (617) 621-9350
                                                           --------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On February 26, 1999, LeukoSite, Inc. ("LeukoSite") filed a Current Report on Form 8-K ("LeukoSite's Initial Report") describing LeukoSite's acquisition of CytoMed, Inc. by means of a merger. Pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 4, 1999, LeukoSite Merger Corporation, a wholly-owned subsidiary of LeukoSite, merged with and into CytoMed, Inc. The purpose of this Form 8-K/A is to amend LeukoSite's Initial Report to include the financial statements and pro forma financial information required pursuant to Item 7 of Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         This Item 7 amends and restates in its entirety Item 7 in LeukoSite's Initial Report.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED : CYTOMED, INC.


                        INDEX TO CYTOMED, INC. FINANCIAL STATEMENTS

                                                                                                     SEQUENTIALLY
                                                                                                       NUMBERED
         DOCUMENT                                                                                        PAGE
         --------                                                                                    ------------

            (1)         Report of Independent Public Accountants                                           3
                        PricewaterhouseCoopers LLP

            (2)         Balance Sheet as of December 31, 1998 and 1997                                     4

            (3)         Statement of Operations for the Years Ended December 31, 1998, 1997 and            5
                        1996

            (4)         Statement of Changes in Stockholders' Deficit for the Years Ended                  6
                        December 31, 1998, 1997 and 1996

            (5)         Statement of Cash Flows for the Years Ended December 31, 1998, 1997 and            7
                        1996

            (6)         Notes to Financial Statements                                                      8

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of CytoMed, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of CytoMed, Inc. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 12, 1999

                                     CYTOMED INC.
                                    BALANCE SHEET

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1998         1997
ASSETS
Current assets:
  Cash and cash equivalents                                                              $ 5,394,234  $   955,643
  Marketable securities                                                                    4,143,940    7,728,214
  Other receivables                                                                        6,155,681           --
  Other current assets                                                                       319,871      130,319
                                                                                         -----------  -----------
      Total current assets                                                               $16,013,726    8,814,176

Fixed assets, net                                                                            105,295      541,206
Other assets                                                                                   5,000       37,600
                                                                                         -----------  -----------
                                                                                         $16,124,021  $ 9,392,982
                                                                                         -----------  -----------
                                                                                         -----------  -----------
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of capital lease obligations                                           $        --  $   112,547
  Accounts payable                                                                           274,406      799,315
  Accrued expenses                                                                           586,612      551,253
                                                                                         -----------  -----------
      Total current liabilities                                                              861,018    1,463,115
                                                                                         -----------  -----------
Capital lease obligations                                                                         --       28,475
                                                                                         -----------  -----------
Redeemable preferred stock:
  Convertible preferred stock, $.01 par value, 24,335,060 shares authorized:
      Series VII redeemable convertible preferred stock, 17,497,594 and 15,662,732 shares issued and outstanding at December 31, 1998 and 1997, respectively, stated at net issuance price plus accretion (liquidation preference
       $20,625,599)                                                                       19,689,845   16,162,471
      Series I redeemable convertible preferred stock, 184,670 shares issued and
       outstanding, stated at redemption value (liquidation preference $609,411)             609,411      609,411
      Series II redeemable convertible preferred stock, 400,000 shares issued and outstanding, stated at net issuance price plus accretion (liquidation
       preference $1,320,000)                                                              1,275,145    1,254,649
      Series III redeemable convertible preferred stock, 4,967,373 shares issued and outstanding, stated at net issuance price plus accretion (liquidation
       preference $19,396,436)                                                            19,277,444   18,029,915
      Series VI redeemable convertible preferred stock, 1,029,392 shares issued and outstanding, stated at net issuance price plus accretion (liquidation
       preference $3,396,994)                                                              3,180,732    3,143,116
                                                                                         -----------  -----------
      Total redeemable preferred stock                                                    44,032,577   39,199,562
                                                                                         -----------  -----------
Stockholders' deficit:
  Series V convertible preferred stock, 185,714 shares issued and outstanding, stated
    at issuance price (liquidation preference $1,429,998)                                  1,299,998    1,299,998
  Common stock, $0.1 par value; 29,025,945 and 28,966,312 shares authorized, 15,578 and
    13,391 shares issued and 15,033 and 12,846 shares outstanding at December 31, 1998
    and 1997, respectively                                                                       156          134
  Additional paid-in capital                                                              18,186,760   17,856,790
  Accumulated deficit                                                                    (48,244,860) (50,443,464)
                                                                                         -----------  -----------
                                                                                         (28,757,946) (31,286,452)
  Less - Cost of 545 shares of common stock held in treasury                                 (11,628)     (11,628)
                                                                                         -----------  -----------
      Total stockholders' deficit                                                        (28,769,574) (31,298,170)
                                                                                         -----------  -----------
Commitments (Note 12)                                                                             --           --
                                                                                         -----------  -----------
                                                                                         $16,124,021  $ 9,392,982
                                                                                         -----------  -----------
                                                                                         -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                                 CYTOMED, INC.
                            STATEMENT OF OPERATIONS
-------------------------------------------------------------------------------

                                                             YEAR ENDED DECEMBER 31,
                                                      1998              1997            1996
Revenue                                           $  3,385,205      $    527,725    $  1,038,087
                                                  ------------      ------------    ------------

Costs and expenses:
   Research and development                          6,987,846         7,108,158       5,616,233
   General and administrative                        2,457,051         2,336,136       1,980,634
                                                  ------------      ------------    ------------

                                                     9,444,897         9,444,294       7,596,867
                                                  ------------      ------------    ------------

      Loss from operations                          (6,059,692)       (8,916,569)     (6,558,780)
                                                  ------------      ------------    ------------
Other income (expense):
   Interest expense                                     (8,350)         (866,982)        (40,124)
   Interest income                                     447,974            24,756          73,231
   Other income                                              -           250,000               -
   Gain on sale of assets                           10,798,451                 -               -
                                                  ------------      ------------    ------------

                                                    11,238,075          (592,226)         33,107
                                                  ------------      ------------    ------------
      Net income (loss)                              5,178,383        (9,508,795)     (6,525,673)

Preferred stock preferences (Note 9)
   Accrued dividends on Series III and
    Series VII convertible preferred stock          (2,685,522)       (1,252,040)     (1,192,170)
   Accretion of stock issuance costs                  (294,257)         (119,130)        (92,760)
                                                  ------------      ------------    ------------

      Net income (loss) available to common
       stockholders                               $  2,198,604      $(10,879,965)   $ (7,810,603)
                                                  ------------      ------------    ------------
                                                  ------------      ------------    ------------





   The accompanying notes are an integral part of these financial statements.

                                CytoMed, Inc.
                Statement of Changes in Stockholders' Deficit
                 For the Three Years Ended December 31, 1998

                                Series V convertible                    Additional
                                  preferred stock      Common stock       paid-in     Accumulated   Treasury stock
                                 Shares    Amount     Shares  Par value   capital       deficit     Shares   Amount      Total
                                -------  ----------   ------  ---------  -----------  ------------  ------- --------  ------------
Balance at December 31, 1995         --  $       --    2,984   $    30   $15,904,757  $(31,752,896)     545 $(11,628) $(15,859,737)

Issuance of Series V
 convertible preferred stock... 185,714   1,299,998                                                                      1,299,998
Issuance of warrants to
 purchase Series VI convertible
 preferred stock...............                                                7,546                                         7,546
Accrued dividend on Series III
 convertible preferred stock...                                                         (1,192,170)                     (1,192,170)
Accretion of redeemable
 preferred stock to
 redemption value..............                                                            (92,760)                        (92,760)
Issuance of warrants to
 purchase common stock.........                                              137,000                                       137,000
Net loss.......................                                                         (6,525,673)                     (6,525,673)
                                -------  ----------   ------  ---------  -----------  ------------  ------- --------  ------------
Balance at December 31, 1996... 185,714   1,299,998    2,984         30   16,049,303   (39,563,499)     545  (11,628)  (22,225,796)

Issuance of warrants to
 purchase common stock as
 payment of issuance costs
 on Series VII convertible
 preferred stock...............                                              172,000                                       172,000
Issuance of common stock
 pursuant to stock option
 exercises.....................                       10,407        104        4,579                                         4,683
Acquisition and retirement of
 Series IV convertible
 preferred stock...............                                            1,250,012                                     1,250,012
Accrued dividend on Series III
 and Series VII convertible
 preferred stock...............                                                         (1,252,040)                     (1,252,040)
Issuance of warrants to
 purchase common stock and
 Series VII convertible
 preferred stock...............                                              367,590                                       367,590
Compensation related to the
 grant of common stock
 options.......................                                               13,306                                        13,306
Accretion of redeemable
 preferred stock to redemption
 value.........................                                                           (119,130)                       (119,130)
Net loss.......................                                                         (9,508,795)                     (9,508,795)
                                -------  ----------   ------  ---------  -----------  ------------  ------- --------  ------------
Balance at December 31, 1997... 185,714   1,299,998   13,391        134   17,856,790   (50,443,464)     545  (11,628)  (31,298,170)

Issuance of common stock
 pursuant to stock option
 exercises.....................                        2,187         22          970                                           992
Accrued dividend on Series III
 and Series VII convertible
 preferred stock...............                                                         (2,685,522)                     (2,685,522)
Value of options transferred
 pursuant to the UCB asset
 purchase agreement
 (Note 3)......................                                              329,000                                       329,000
Accretion of redeemable
 preferred stock to redemption
 value.........................                                                           (294,257)                       (294,257)
Net income.....................                                                          5,178,383                       5,178,383
                                -------  ----------   ------  ---------  -----------  ------------  ------- --------  ------------
Balance at December 31, 1998... 185,714  $1,299,998   15,578  $     156  $18,186,760  $(48,244,860)     545 $(11,628) $(28,769,574)
                                -------  ----------   ------  ---------  -----------  ------------  ------- --------  ------------
                                -------  ----------   ------  ---------  -----------  ------------  ------- --------  ------------


   The accompanying notes are an integral part of these financial statements.

                                 CYTOMED, INC.
                             STATEMENT OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
-------------------------------------------------------------------------------

                                                                                      YEAR ENDED DECEMBER 31,
                                                                               1998              1997               1996
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                       $  5,178,383      $  (9,508,795)     $  (6,525,673)
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation and amortization                                             235,469            307,038            365,920
      Amortization of debt discount                                                   -            489,197              4,467
      Accrued interest converted to equity                                            -            351,728                  -
      Compensation related to the grant of common stock options                       -             13,306                  -
      Gain on termination of collaboration agreement                                  -           (250,000)                 -
      Gain on sale of assets                                                (10,798,451)                 -                  -
      Changes in assets and liabilities:
        Other current assets                                                   (189,552)             3,908            (45,533)
        Other receivables                                                      (155,681)                 -                  -
        Accounts payable                                                       (524,909)           103,642            368,736
        Accrued expenses                                                        (29,577)           380,787            (76,378)
                                                                           ------------       ------------      -------------
   Net cash used in operating activities                                     (6,284,318)        (8,109,189)        (5,908,461)
                                                                           ------------       ------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities                                        (5,657,105)        (7,728,214)                 -
   Proceeds from maturities and sales of marketable securities                9,241,379                  -                  -
   Decrease in other assets                                                      32,600                  -             50,400
   Purchases of fixed assets                                                 (1,505,681)          (329,911)          (235,290)
   Proceeds from sale of assets                                               6,898,510                  -                  -
                                                                           ------------       ------------      -------------
   Net cash provided by (used in) investing activities                        9,009,703         (8,058,125)          (184,890)
                                                                           ------------       ------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable from related parties                                   -          5,720,650          1,000,000
   Proceeds from sale leaseback transactions                                          -                  -            127,353
   Principal payments on capital lease obligations                             (141,022)          (144,579)          (191,269)
   Proceeds from issuance of redeemable preferred stock, net                  1,853,236         10,540,945          3,042,454
   Proceeds from issuance of warrants to purchase preferred
    stock and common stock                                                            -             13,393              9,546
   Proceeds from issuance of common stock                                           992              4,683                  -
                                                                           ------------       ------------      -------------
   Net cash provided by financing activities                                  1,713,206         16,135,092          3,988,084
                                                                           ------------       ------------      -------------
Increase (decrease) in cash and cash equivalents                              4,438,591            (32,222)        (2,105,267)

Cash and cash equivalents at beginning of year                                  955,643            987,865          3,093,132
                                                                           ------------       ------------      -------------
Cash and cash equivalents at end of year                                   $  5,394,234       $    955,643      $     987,865
                                                                           ------------       ------------      -------------
                                                                           ------------       ------------      -------------

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During 1997. notes payable and accrued interest totaling $7,072,378 were converted into 6,488,420 shares of Series VII convertible preferred stock.

During 1997 and 1996, the Company recorded debt discounts and additional paid-in-capital totaling $354,197 and $135,000, respectively, relating to the issuance of warrants.

During 1997, the Company acquired its Series IV convertible preferred stock in exchange for the cancellation of a collaboration and license agreement (Note 4).

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

During 1998, 1997 and 1996, the Company paid approximately $8,000, $26,000 and $29,000, respectively, for interest.


  The accompanying notes are an integral part of these financial statements.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS




1.     NATURE OF OPERATIONS

       CytoMed, Inc. (the "Company") was incorporated under the laws of the state of Delaware in May 1986. The Company is engaged in the discovery and development of innovative anti-inflammatory and analgesic pharmaceutical products. The Company's principal line of business is to license its proprietary technology to established pharmaceutical companies worldwide and to create corporate alliances with these companies to develop its technology for commercialization.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Significant accounting policies followed in preparation of the financial statements are as follows:

       REVENUE RECOGNITION

       Revenue from collaboration or other contractual agreements is recognized pursuant to the related agreements as work is performed and defined milestones are attained. Payments received under these arrangements for research prior to the completion of the related work and attainment of milestones are recorded as deferred revenue. Payments received for license fees or options to license technology are recognized ratably over the related research period.

       PATENT COSTS

       The Company has incurred expenditures to register patents and trademarks for the technology that it sells under various license and collaboration agreements. Payments made to register these patents and trademarks have been expensed as incurred because recovery of the related costs is not sufficiently assured.

       CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

       The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests excess cash primarily in money market accounts, government debt securities and corporate bonds which have strong credit ratings. These investments are subject to minimal credit and market risks. The Company classifies these investments as available-for-sale. All available-for-sale investments are recorded at amortized cost which approximates fair market value.

       FIXED ASSETS

       Fixed assets are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the respective leases. Maintenance and repair costs are expensed as incurred.

       STOCK COMPENSATION

       Stock options issued to employees under the Company's stock option plans are accounted for in accordance with Accounting Principles Board ("APB") Opinion No. 25 and related interpretations. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 through disclosure only (Note 10).

       FINANCIAL INSTRUMENTS

       The carrying amount of the Company's financial instruments, which include cash, cash equivalents, marketable securities, accounts payable, accrued expenses and notes payable approximates their fair value at the balance sheet dates.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       NEW ACCOUNTING PRONOUNCEMENTS

       In June 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. This standard requires that an enterprise display an amount representing total comprehensive income for the period. The adoption of SFAS No. 130 by the Company in 1998 has no impact on the Company as the Company has no other components of comprehensive income other than net income.

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new standards for the recognition of gains and losses on derivative instruments and provides guidance as to whether a derivative may be accounted for as a hedging instrument. Gains or losses from hedging transactions may be wholly or partially recorded in earnings or comprehensive income as part of a cumulative translation adjustment, depending upon the classification of the hedge transaction. Gain or loss on a derivative instrument not classified as a hedging instrument is recognized in earnings in the period of change. SFAS No. 133 will be effective for the Company beginning in 2000. The Company does not believe adoption of SFAS No. 133 will have a material impact on its financial position or its results of operations.

3.     SALE OF ASSETS

       On October 23, 1998, the Company entered into an asset purchase agreement ("Purchase Agreement") with UCB Research, Inc., UCB Farchim, S.A., and UCB, S.A. (collectively "UCB"). Under the terms of the agreement, the Company sold to UCB assets relating to certain research programs for a total of $12.9 million, of which $6.9 million was received in 1998 and the remaining $6.0 million is due in October 1999 and is recorded as an other receivable on the accompanying balance sheet. An additional payment of up to $6.0 million from UCB is contingently due upon programs sold to UCB reaching certain future milestones. The Company recognized a gain of $10.8 million on this sale, which is included in other income for 1998. Under the terms of the Purchase Agreement, the terms of the outstanding stock options of employees who were offered employment by UCB were modified to allow for each individual to retain ownership of, and continue vesting in, their stock options upon the individual's continued employment with UCB. The Company determined the aggregate fair value of the affected options at the date of the modification to be $329,000, which was recorded as a reduction in the gain recognized on the sale of assets.

       In February 1998, the Company had entered into a three year research and license option agreement with UCB, SA. Under the terms of this agreement, the Company received $3 million in February 1998, of which $1.5 million represented an option fee to obtain an exclusive worldwide license to develop and market a specified compound and $1.5 million represented prepaid research fees. During 1998, the Company recognized the entire option fee as this agreement was canceled in October 1998 upon the signing of the asset purchase agreement. The Company recognized a total of $1,872,617 in research fees under the research and license option agreement during 1998.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


4.     SIGNIFICANT AGREEMENTS

       In April 1994, the Company entered into a License and Collaboration Agreement (the "Chiron Agreement") and an Equity Letter Agreement (Note 9) with Chiron Corporation ("Chiron"). Under the terms of the Chiron Agreement, the Company will develop a specific compound and will complete the preclinical trials, after which the Company will license the compound to Chiron. In exchange, the Company will receive milestone payments up to $7.5 million during drug development and royalty payments based on sales of the product. The Chiron Agreement will expire eight years from the date of the first commercial sale of the licensed product. Chiron also made payments to the Company of $1.5 million for certain research and development activities, of which $1.0 million and $0.5 million was received and recognized as revenue in 1995 and 1996, respectively.

       In March 1995, the Company entered into a Collaboration Agreement, a License Agreement (collectively the "Grelan Agreement") and a Stock Purchase Agreement (Note 9), with Grelan Pharmaceutical Co. Ltd. ("Grelan"). Under the terms of the Grelan Agreement, the Company participated in the joint development of a specified Company compound for use in a Grelan product. In exchange, the Company was entitled to receive milestone payments during drug development and royalty payments based on sales of the product. The Collaboration Agreement was set to expire in 1998, and the License Agreement was set to expire on the later of ten years from the date of the first commercial sale of the licensed compound or the expiration of the related patent. Under the Grelan Agreement, Grelan was required to reimburse 50% of the preclinical expenses incurred by the Company and was required to make two $500,000 license fee payments on each of the first two anniversaries of the Grelan Agreement of which $500,000 was received and recognized as revenue in 1996. Reimbursements of approximately $205,000 of preclinical expenses were recorded as an offset to research and development expense in 1996. During 1997, the Company and Grelan agreed to terminate the Grelan Agreement.

       Under the termination agreement, the Company reacquired the 258,400 shares of Series IV convertible preferred stock that was originally issued for proceeds of $1,500,012 and the license to a certain compound that had been issued to Grelan under the terms of the Stock Purchase Agreement and Grelan Agreement, respectively. In addition, Grelan was released from all future obligations under the Grelan Agreement, which included the payment of a $53,000 receivable due to the Company at December 31, 1996, the second $500,000 license fee payment and reimbursements for 50% of the preclinical expenses incurred by the Company in 1997. The Company recorded $250,000 as other income resulting from the termination agreement and wrote off the $53,000 receivable balance to expense during 1997.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS

       In May 1996, the Company entered into an Option Agreement and a Stock Purchase Agreement (Note 9) with Stiefel Laboratories Inc. ("Stiefel"). Under the terms of this Option Agreement, the Company will deliver a sample of a specified Company compound to Stiefel for clinical testing. Within sixty days after completion of the clinical tests or within nine months of the date of delivery, whichever is earlier, Stiefel may exercise its option to obtain an exclusive license to develop, market and sell the compound in specific territories. Upon exercise of the option, Stiefel is required to make a $1.0 million non-refundable license fee payment. The Option Agreement also grants Stiefel the right to purchase $5.0 million of capital stock in lieu of a certain $3.0 million milestone payment that would be required under the license.

       In December 1997, the Company entered into an Option Agreement with Boehringer Ingelhiem International, GmbH ("BI"). Under the terms of the Option Agreement, the Company delivered a specified compound to BI for clinical testing. At any time during the option period, which was set to expire within 90 days after completion of the clinical tests or by October 31, 1998, whichever was earlier, BI had the right to exercise its option to obtain an exclusive worldwide license to develop, market and sell the compound. BI did not exercise its option during 1998. Under the terms of this Option Agreement, BI paid to the Company a $500,000 nonrefundable option fee, which was recognized as revenue in 1997.

5.     CASH EQUIVALENTS AND MARKETABLE SECURITIES

       The following is a summary of available-for-sale securities:



                                                                      DECEMBER 31,
                                            MATURITY               1998           1997

       Money market funds                      --               $3,954,363     $  955,643
       Government securities                 3 months              625,081      7,728,214
       Corporate Bonds                     3-12 months           4,294,577             --
       Municipal Bonds                       12 months             649,675             --
                                                                ----------     ----------
                                                                $9,523,696     $8,683,857
                                                                ----------     ----------
                                                                ----------     ----------


       The Company has not realized any gains or losses on available-for-sale securities during the three years ended December 31, 1998.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS

6.     FIXED ASSETS

       Fixed assets consist of the following:

                                                           DECEMBER 31,
                                                        ------------------
                                                        1998          1997
                                                        ----          ----

       Research equipment                             $     --     $1,307,560
       Office equipment                                111,446        427,319
       Furniture and fixtures                           51,417         64,528
       Leasehold improvements                               --        156,286
                                                      --------     ----------
                                                       162,863      1,955,693
       Less-accumulated depreciation and                57,568      1,414,487
          amortization                                --------     ----------

                                                      $105,295     $  541,206
                                                      --------     ----------
                                                      --------     ----------


       Included in research and office equipment are assets held under capital leases of $488,683 at December 31, 1997. Accumulated amortization on these assets totaled $308,406 at December 31, 1997. For the years ended December 31, 1998, 1997 and 1996, amortization expense on assets held under capital lease obligations was $70,308, $97,737, and $84,856, respectively.


7.     ACCRUED EXPENSES

       Accrued expenses consist of the following:

                                                           DECEMBER 31,
                                                        ------------------
                                                        1998          1997
                                                        ----          ----

       Employee compensation and benefits             $266,866     $  280,377
       Professional services                           202,094         49,893
       Other                                           117,652        220,983
                                                      --------     ----------

                                                      $586,612     $  551,253
                                                      --------     ----------
                                                      --------     ----------


8.     CONVERTIBLE NOTES PAYABLE

       In September 1996, the Company entered into a Credit Agreement (the "Agreement") with certain of its stockholders which provided for financing up to $3.0 million through the issuance of one year unsecured promissory notes at a 10.25% interest rate per annum. Pursuant to the Agreement, the Company was also required to issue warrants to purchase up to 400,000 shares of the Company's common stock with an exercise price of $1.95 per share. The Agreement provided that 100,000 warrants will be issued upon the initial borrowing, one warrant will be issued for each $10 borrowed and each warrant will be purchased by the investors for $0.01 per warrant. In December 1996, the

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


       Company borrowed $1.0 million under the Agreement and issued warrants to purchase 200,000 shares of the Company's common stock. The warrants were exercisable and expire at various times through December 11, 2006. The proceeds of this financing were allocated to the notes and to the warrants based on management's estimate of their fair values. This resulted in $137,000 being ascribed to warrants which was recorded as additional paid-in-capital. Of this amount, $135,000 was recorded as a discount to the face value of the notes and was amortized over the term of the notes. In 1997, the Company borrowed the remaining $2.0 million under the Agreement and issued warrants to purchase 200,000 shares of the Company's common stock. In addition, during 1997 the Company borrowed $3,720,650 under separate agreements from existing stockholders in the form of unsecured promissory notes at an interest rate of 10.50% per annum. In connection with these notes, the Company issued warrants to purchase up to 493,050 and 18,397 shares of the Company's common stock with an exercise price of $1.95 and $7 per share of common stock, respectively. The proceeds from the 1997 financings were allocated to the notes and to the warrants based on management's estimate of their fair values. This resulted in $363,312 being ascribed to warrants which was recorded as additional paid-in-capital. Of this amount, $354,197 was recorded as a discount to the face value of the notes. The discount was amortized over the period from issuance of the notes to the conversion into Series VII convertible preferred stock (see Note 9) and is included in interest expense for the year ended December 31, 1997.

9.     PREFERRED STOCK AND STOCKHOLDERS' EQUITY

       The following table summarizes redeemable preferred stock activity during each of the three years in the period ended December 31, 1998.

                                                        REDEEMABLE CONVERTIBLE
                                                            PREFERRED STOCK
                                                        ----------------------
                                                         SHARES        AMOUNT
                                                         ------        ------

       Balance at December 31, 1995                     5,810,443   $18,859,695

       Issuance of Series VI preferred stock              248,922     1,742,456
       Accrued dividend on Series III preferred stock          --     1,192,170
       Accretion to redemption value                           --        92,760
                                                       ----------   -----------

       Balance at December 31, 1996                     6,059,365   $21,887,081

       Issuance of Series VI preferred stock              192,246     1,345,722
       Issuance of Series VII preferred stock,
         net issuance cost of $976,777                  9,174,312     9,195,223
       Issuance of warrants to purchase common stock
         as payment of issuance costs on Series VII
         preferred stock                                       --      (172,000)
       Issuance of Series VII preferred stock upon
         conversion of convertible notes payable        6,488,420     7,072,378
       Issuance of Series VI preferred stock              588,224            --
       Acquisition and retirement of Series IV
         preferred stock                                 (258,400)    (1,500,012)
       Accrued dividend on Series III and VII
         preferred stock                                       --      1,252,040
       Accretion to redemption value                           --        119,130
                                                       ----------    -----------

       Balance at December 31, 1997                    22,244,167     39,199,562

       Issuance of Series VII preferred stock, net
         of issuance costs of $146,764                  1,834,862      1,853,236
       Accrued dividend on Series III and Series VII
         preferred stock                                       --      2,685,522
       Accretion to redemption value                           --        294,257
                                                       ----------    -----------

       Balance at December 31, 1998                    24,079,029    $44,032,577
                                                       ----------    -----------
                                                       ----------    -----------



       In December 1997, the Company sold 9,174,312 shares of newly designated Series VII convertible preferred stock for net proceeds of $9,195,223. As payment of certain offering costs associated with the issuance of the Series VII convertible preferred stock, the Company issued a warrant, which expires in ten years, to purchase 500,000 shares of the Company's common stock with an exercise price of $1.09 per share of common stock. Management ascribed a value to the warrant of $172,000 which was recorded as issuance costs for the Series VII convertible preferred stock. The Company issued an additional 1,834,862 shares of Series VII preferred stock for net proceeds of $1,853,236 in March 1998.

       Also in December 1997, the Company converted notes payable plus accrued interest in the amount of $7,072,378 into 6,488,420 shares of Series VII convertible preferred stock.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


       In May 1996 and pursuant to the Stiefel Stock Purchase Agreement (Note
       4), the Company sold 185,714 shares of newly designated Series V convertible preferred stock to Stiefel for net proceeds of $1,299,998. This agreement also granted to Stiefel the right to purchase an additional $5.0 million in Series V convertible stock at the then-current fair value on or before October 1, 1999.

       In May 1995 and pursuant to the Grelan Stock Purchase Agreement (Note 4), the Company sold 258,400 of newly designated Series IV convertible preferred stock to Grelan for net proceeds of $1,500,012. This stock was reacquired by the Company in 1997 (Note 4).

       In July 1994 and pursuant to the amended Chiron Equity Letter Agreement (Note 4), the Company sold 400,000 shares of newly designated Series II convertible preferred stock to Chiron for net proceeds of $1,200,000. The Company also sold to Chiron for $100,000 a warrant to purchase an additional 25,000 shares of Series II preferred stock with an exercise price of $3.90 per share. In October 1996 and pursuant to the Equity Letter Agreement, the Company sold 248,922 shares of newly designated Series VI convertible preferred stock to Chiron for net proceeds of $1,742,456. Also during 1996, the Company sold to Chiron for $7,546 a warrant to purchase an additional 5,390 shares of the Series VI convertible preferred stock with an exercise price of $9.10 per share. In May 1997 and pursuant to the Equity Letter Agreement, the Company sold an additional 192,246 shares of Series VI convertible preferred stock to Chiron for net proceeds of $1,345,722. The Company also sold to Chiron for $4,278 a warrant to purchase an additional 3,054 shares of the Series VI convertible preferred stock with an exercise price of $9.10 per share. In December 1997 and in connection with the issuance of the Series VII convertible preferred stock, the Company issued 588,224 shares of Series VI convertible preferred stock to Chiron in settlement of the anti-dilutions provisions of the Series VI convertible preferred stock.

       During 1998, the Company increased the number of authorized shares of common stock to 29,025,945 shares.

       PREFERRED STOCK
       Preferred stock has the following characteristics:

         DIVIDEND PROVISIONS
         The holders of the Series III and Series VII convertible preferred stock are entitled to a cumulative dividend of 8% of the initial issuance price of the shares per annum which accrues daily whether or not such dividend is declared or paid. This cumulative dividend is being recorded by a charge to accumulated deficit and by an increase in the carrying value of the Series III and the Series VII convertible preferred stock. When and if declared by the Board of Directors and prior to the payment of dividends to common stockholders, the Company will first pay the cumulative dividend on the Series VII convertible preferred stock, then pay the cumulative dividend on the Series III convertible preferred stock and lastly pay the declared dividend to all preferred stockholders.

         LIQUIDATION RIGHTS
         In the event of any liquidation, dissolution or winding-up of the Company, the Series VII convertible preferred stock shall rank senior to any other class of stock. The Series I, II, III and VI convertible preferred stock (the "Senior Preferred Stock") shall rank equally with each other and senior to the Series V convertible preferred stock and common stock. The Series V convertible preferred stock ranks senior to the common stock of the Company. The holders of the Series VII convertible preferred stock will be entitled to receive, before payments to any other class of stock are made, and amount equal to $1.09 per share plus any cumulative and declared but unpaid dividends. After all payments have been made to the Series VII preferred stockholders, the holders of the Senior Preferred Stock will be entitled to receive, before payments to the Series V preferred stockholders and the common stockholders are made, an amount equal to $3.30 for the Series I and II preferred stock, $3.00 for the Series III preferred stock and $7.70 for the Series VI preferred stock per share, subject to adjustment, plus any declared but unpaid dividends and, in the case of the Series III preferred stockholders, any unpaid cumulative dividends. After all payments described above have been made to the holders of the Senior Preferred Stock, the holders of the Series V convertible preferred stock and Senior Preferred Stock will be entitled to receive, before payments to the

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS

         common stockholders are made, the following amounts: Series V preferred stockholders will receive an amount equal to $7.70 per share, plus any declared but unpaid dividends; and the holders of Senior Preferred Stock will receive an amount equal to the aggregate amount distributable to the Series V preferred stockholders, distributed in an equal amount per share of the Senior Preferred Stock then outstanding.

         VOTING RIGHTS
         Holders of the preferred stock are entitled to vote upon any matter submitted to the stockholders for a vote. Each share of preferred stock will have one vote for each share of common stock into which the respective share of preferred stock is convertible on the record date for the vote.

         CONVERSION RIGHTS
         The preferred stock is convertible, at the option of the holder, into common stock of the Company based on a formula which currently would result in a 1-for-1 exchange for the Series I, II, III, VI and VII stockholders and a 1-for-1.47 exchange for the Series V stockholder. The preferred stock will automatically convert into common stock upon the closing of a public offering of the Company's common stock in which net proceeds equal or exceed $15 million and the price per share equals or exceeds $3.00.

         REDEMPTION
         Upon the written request from the holders of at least the majority of the Series VII preferred stock, on December 15, 2002 and the first and second anniversaries thereof, the Company will redeem the Series VII preferred stock at a price equal to the amount to which the holder would be entitled to receive in the event of a liquidation (the "Redemption Price"). Upon the written request from the holders of at least the majority of the Senior Preferred Stock at any time after March 22, 2000, the Company will redeem the Senior Preferred Stock at a price equal to the amount to which the holder would be entitled to receive in the event of a liquidation (the "Redemption Price") in three annual payments. The difference between the net issuance price and the Redemption Price for the Series II, III, VI and VII convertible preferred stock is being accreted by a charge to accumulated deficit. The Series V preferred stock is not redeemable.

       RESERVED STOCK
       At December 31, 1998, the Company has 1,512 shares, 25,000 shares, 24,102 shares and 19,703 shares of Series I, II, III and VI convertible preferred stock, respectively, reserved for issuance upon the exercise of warrants. At December 31, 1998, the Company also has 29,009,754 shares of common stock reserved for issuance upon the conversion of the preferred stock outstanding and upon the exercise of warrants and options.

       WARRANTS
       The Company has issued warrants to purchase common and preferred stock in connection with the issuance of notes payable (Note 8), the establishment of capital lease facilities (Note 12) and the issuance of the Series VII preferred stock (Note 9). Warrants outstanding at December 31, 1998 are as follows:

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


                                                             EXERCISE
                                                 NUMBER        PRICE
       SECURITY                                 OF SHARES    PER SHARE    EXPIRATION DATE

       Series I convertible preferred stock           614       $3.00      July 31, 2001
       Series I convertible preferred stock           898        3.00      April 30, 2003
       Series II convertible preferred stock       25,000        3.90      July 11, 1999
       Series III convertible preferred stock      24,102        3.00      See Note 12
       Series VI convertible preferred stock       19,703        3.90      October 3, 2001
       Common stock                                47,080        0.28      June 18, 2001 - February 25, 2006
       Common stock                               898,009        1.95      December 11, 2006 - December 15, 2007
       Common stock                               559,633        1.09      April 13, 2003 - December 15, 2007
       Common stock                                18,397        7.00      August 22, 2007


       Certain of the warrant agreements contain antidilution provisions related to future issuances of stock. In 1997, in connection with the issuance of the Series VII convertible preferred stock, the Company issued additional warrants to purchase 11,259 shares of the Series VI convertible preferred stock at an exercise price of $3.90 per share and reduced the exercise price on outstanding warrants to purchase 8,444 shares of Series VI convertible preferred stock from $9.10 to $3.90 per share to satisfy antidilution provisions.


10.    STOCK OPTION PLANS

       The 1991 Stock Option Plan (the "Plan") provides for the grant of incentive and nonqualified stock options for the purchase of shares of the Company's common stock by employees, directors and consultants of the Company. In 1998, the Plan was amended to provide for the purchase of up to an aggregate of 2,969,453 shares of the Company's common stock. The Board of Directors is responsible for the administration of the Plan. The Board of Directors determines the term of each option, number of shares for which each option is granted and the price at which each option is exercisable. The Company may not grant an employee incentive stock options with a fair market value in excess of $100,000 that is exercisable during any one calendar year. The term of incentive stock options granted cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of the Company). The exercise price for incentive stock options granted may not be less than 100% of the fair market value per share of the underlying common stock (110% for options granted to holders of more than 10% of the voting stock of the Company). Stock appreciation rights may be granted in tandem with option grants and would be exercisable to the same extent and under the same conditions as the underlying option.

       In September 1996, the Company established the 1996 Director Stock Option Plan (the "Director Plan") which provides for the grant of non-qualified stock options for the purchase of up to 110,000 shares of the Company's common stock to the members of the Board of Directors of the Company. The Director Plan also provides for the automatic grant of options (the "Automatic Options") to purchase 6,000 shares to each eligible member of the Board of Directors on the date the Director Plan becomes effective and, subsequently, on the date that the Director is elected to the Board of Directors. Each Automatic Option vests ratably over a five year period beginning on the first

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


       anniversary of the date of the grant. Options granted under the Director Plan that are not Automatic Options vest in accordance with the terms of each option agreement as established by the Board of Directors. The exercise price for all options under the Director Plan may not be less than the fair market value of the underlying common stock on the date of grant.

       No compensation expense was recorded related to stock-based employee compensation awards. Had compensation cost been determined based on the fair value of the options granted to employees at the grant date, as prescribed by SFAS No. 123, the Company's net income (loss) for the years ended December 31, 1998, 1997 and 1996 would have been approximately $5,100,000, $(9,595,000) and $(6,576,000), respectively.

       For purposes of the pro forma disclosure, the fair value of each option grant was estimated on the date of grant based upon the following assumptions: no dividend yield; no volatility; risk-free interest rate of 5.1%, 6.2% and 6.8% for 1998, 1997 and 1996, respectively; and expected option term of 7 years.

       During 1997, the Company granted options in the amount of 17,693 to nonemployees under the Plan. The estimated fair value of these options totaled $13,306 which was recorded as compensation expense during 1997.

       A summary of the status of the Company's stock option plans as of December 31, 1998, 1997 and 1996 and changes during the years then ended is presented below:


                                             1998                      1997                     1996
                                      --------------------     ---------------------     --------------------
                                                  WEIGHTED                  WEIGHTED                 WEIGHTED
                                                  AVERAGE                   AVERAGE                  AVERAGE
                                                  EXERCISE                  EXERCISE                 EXERCISE
                                      SHARES       PRICE        SHARES       PRICE       SHARES       PRICE

Outstanding at beginning of year    $1,055,679       $1.01       970,142       $0.96      558,518      $0.45
Granted                              2,077,638        0.50       130,693        1.40      434,864       1.58
Exercised                               (2,187)       0.45       (10,407)       0.45           --         --
Cancelled                             (251,258)       1.66       (34,749)       1.12      (23,240)      0.46
                                    ----------       -----       -------       -----     --------      -----
Outstanding at end of year           2,809,872        0.60     1,055,679        1.01      970,142       0.96
                                    ----------                 ---------                 --------
                                    ----------                 ---------                 --------

Options exercisable at end of year     805,173        0.64       488,768        0.66      362,616       0.45
                                    ----------                 ---------                 --------
                                    ----------                 ---------                 --------

Weighted-average fair value of
  options granted during the year   $     0.15                 $    0.68                     0.60
                                    ----------                 ---------                 --------
                                    ----------                 ---------                 --------

Options available for future grant     254,993
                                    ----------
                                    ----------

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS




       The following table summarizes information about stock options outstanding at December 31, 1998:



                                                  WEIGHTED        WEIGHTED                              WEIGHTED
                                                  AVERAGE         AVERAGE                               AVERAGE
                                     NUMBER       EXERCISE        REMAINING            NUMBER           EXERCISE
EXERCISE PRICE                     OUTSTANDING    PRICE        CONTRACTUAL LIFE       EXERCISABLE       PRICE


$0.30 - $0.50                      2,449,166       $0.49             8.7               649,367           $0.46
 0.53 -  0.70                        116,513        0.68             7.2                68,113            0.68
 1.40 -  1.95                        194,193        1.93             8.0                87,693            1.93
                                   ---------                                           -------

                                   2,809,872        0.60             8.6               805,173            0.64
                                   ---------                                           -------
                                   ---------                                           -------


11.    INCOME TAXES

       The Company's deferred tax assets and (liabilities) consist of the following:


                                                                   DECEMBER 31,
                                                               1998              1997
Net operating loss carryforwards                            $ 17,317,000      $ 18,067,000
Tax credit carryforwards                                       2,522,000         2,086,000
Other                                                             84,000           229,000
                                                            ------------      ------------
Gross deferred tax assets                                     19,923,000        20,382,000

Deferred gain on sale of assets                               (4,381,000)               --
                                                            ------------      ------------

Net deferred tax assets                                       15,542,000        20,382,000

Valuation allowance                                          (15,542,000)      (20,382,000)
                                                            ------------      ------------

                                                            $         --      $         --
                                                            ------------      ------------
                                                            ------------      ------------

       Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS No. 109, the benefit associated with future deductible temporary differences is recognized if it is more likely than not that a benefit will be realized. Based on historical evidence, the Company has recorded a valuation allowance that offsets all net deferred tax assets.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS


       At December 31, 1998, the Company has U.S. Federal net operating loss carryforwards and tax credit carryforwards available to reduce future tax liabilities which expire as follows:



                                       NET OPERATING
 YEAR OF                                   LOSS                      TAX  CREDIT
EXPIRATION                             CARRYFORWARDS                CARRYFORWARDS


2005                                    $   429,000                   $   32,000
2006                                      2,969,000                      142,000
2007                                      5,192,000                      100,000
2008                                      6,418,000                      314,000
2009                                      8,287,000                      373,000
2010                                      5,045,000                      101,000
2011                                      6,459,000                      108,000
2012                                      9,544,000                      322,000
2018                                             --                      423,000
                                        -----------                   ----------
                                        $44,343,000                   $1,915,000
                                        -----------                   ----------
                                        -----------                   ----------

       The Company has $29,107,000 of state net operating loss carryforwards which expire at various dates in 1999 to 2002 in approximately the same proportion as the federal net operating loss carryforwards expiring in 2005 to 2008 described above. The Company also has $1,163,000 of state tax credit carryforwards which expire at various dates in 2006 to 2013 in approximately the same proportion as the federal tax credit carryforwards expiring in the same years described above. Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss and tax credit carryforwards which can be utilized in future years.

12.    COMMITMENTS

       LEASES

       The Company leases facilities under a noncancellable operating lease, which expires in March 1999. The minimum lease commitments under this lease total approximately $25,000.

       Rent expense was approximately $682,000, $782,000 and $514,000 in 1998, 1997 and 1996, respectively.

       In connection with the facilities lease, the Company had a standby letter of credit outstanding in favor of the lessor for $25,000 at December 31, 1997. This letter of credit was collateralized by a certificate of deposit, which was included in other assets, totaling $25,000 at December 31, 1997. In October 1998, in conjunction with the UCB asset purchase agreement (Note 3), the letter of credit and related certificate of deposit were transferred to UCB.

       The Company had entered into an agreement which allowed the Company to lease up to $750,000 of laboratory and office equipment. At December 31, 1997, the Company had acquired approximately $665,000 of equipment under the agreement. In October 1998, in conjunction with the UCB asset purchase agreement (Note 3), the Company purchased all assets held under this lease agreement. In connection with this lease, the Company issued warrants to the lessor in 1995 for the purchase of 24,102 shares of Series III convertible preferred stock in 1995 at an exercise price of $3.00 per share. This warrant expires on August 2, 2005 or five years from the effective date of an initial public offering of common stock by the Company, whichever is sooner. The value ascribed to the warrant totaled $19,300 and was accounted for as discount on the related capital lease obligation. The discount was amortized as interest expense during the term of the lease.

              In April 1998, the Company entered into an agreement to lease up to $2.5 million of equipment and tenant improvements. At December 31, 1998, no amounts were outstanding under the agreement. In connection with this agreement, the Company issued a warrant to the lessor for the purchase of 59,633 shares of common stock at an exercise price of $1.09 per share. The warrant expires in April 2003. The value ascribed to the warrant was not significant.

                                  CYTOMED, INC.
                          NOTES TO FINANCIAL STATEMENTS

       RESEARCH, LICENSE AND CONSULTING AGREEMENTS The Company has entered into research, license and consulting agreements to support its research and development activities which expire at various dates through June 1999. Amounts charged to operations in connection with these agreements for the years ended December 31, 1998, 1997 and 1996 totaled approximately $321,000, $470,000 and $540,000, respectively. Certain of the agreements contain provisions for future royalties to be paid on sales of products developed under the agreements.

13.    SUBSEQUENT EVENTS

       On February 11, 1999, LeukoSite, Inc. ("LeukoSite") acquired all of the outstanding common and preferred stock of the Company in exchange for approximately 935,000 shares of LeukoSite Series A preferred stock. All outstanding options and warrants of the Company became immediately exercisable and were either exercised or terminated. Upon the receipt of the $6 million payment from UCB due in October 1999 pursuant to the UCB asset purchase agreement (Note 3), the stockholders of the Company will receive approximately 631,000 additional shares of LeukoSite Series A preferred stock. In the event that LeukoSite receives milestone payments pursuant to the UCB asset purchase agreement or receives the $1 million license fee payment upon the execution of the Stiefel license agreement (Note 4) , LeukoSite will make additional payments of up to $7.0 million to the stockholders of the Company. In addition, in the event that the Company's remaining research programs achieve certain milestones, LeukoSite will make additional cash payments of up to $16.5 million and issue up to approximately 84,000 additional shares of LeukoSite Series A preferred stock to the stockholders of the Company.

         (b)      PRO FORMA FINANCIAL INFORMATION.

           INDEX TO LEUKOSITE/CYTOMED INC. PRO FORMA FINANCIAL INFORMATION



                                                                                                     SEQUENTIALLY
                                                                                                       NUMBERED
         DOCUMENT                                                                                        PAGE
         --------                                                                                    ------------

            (7)         Introduction                                                                      23

            (8)         Pro Forma Consolidated Balance Sheets as of December 31, 1998                     24

            (9)         Pro Forma Consolidated Statements of Operations for the Year Ended                25
                        December 31, 1998

           (10)         Notes to Pro Forma Consolidated Financial Statements                              26



                         PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet as of December 31, 1998 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 give effect to the Merger as of December 31, 1998 for the pro forma consolidated balance sheet and as of January 1, 1998 for the pro forma statement of operations.

The unaudited pro forma consolidated financial statements are based on historical financial statements of LeukoSite and CytoMed, giving effect to the Merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the unaudited pro forma consolidated financial statements (see Note A). These unaudited pro forma consolidated financial statements have been prepared by the management of LeukoSite based upon the consolidated financial statements of LeukoSite and CytoMed as of December 31, 1998 and for the year ended December 31, 1998. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto. The unaudited pro forma consolidated financial statements are not necessarily indicative of what actual results of operations would have been for the period presented had the transaction occurred on the dates indicated and do not purport to indicate the results of the future operations.


                                                LEUKOSITE, INC. AND SUBSIDIARY
                                           PRO FORMA CONSOLIDATED BALANCE SHEETS
                                                      DECEMBER 31, 1998

                                                                                                         MERGER            MERGER
                                                                                                       PRO FORMA         PRO FORMA
                                                               LEUKOSITE           CYTOMED          ADJUSTMENTS       AS ADJUSTED
                                                                                                     (NOTE B)
   Assets
  Current assets:
    Cash and cash equivalents....................      $         5,361,339       $  5,394,234     $   (480,000)(a)   $ 10,275,573
    Marketable securities........................               15,802,376          4,143,940               --         19,946,316
    Other receivables............................                       --          6,155,681               --          6,155,681
    Other current assets.........................                  544,779            319,871               --            864,650
                                                       -------------------       ------------     ------------       ------------
           Total current assets..................               21,708,494         16,013,726         (480,000)        37,242,220
                                                       -------------------       ------------     ------------       ------------
   Property and equipment, at cost:
     Laboratory furniture, fixtures and equipment.               3,761,263                 --               --          3,761,263
     Leasehold improvements.......................               3,561,757                 --               --          3,561,757
     Office furniture, fixtures and equipment.....                 454,427            105,295               --            559,722
                                                       -------------------       ------------     ------------       ------------
     Less--Accumulated depreciation and                          7,777,447            105,295               --          7,882,742
     amortization.................................              (4,383,574)                --               --         (4,383,574)
                                                       -------------------       ------------     ------------       ------------
                                                                 3,393,873            105,295               --          3,499,168
        Marketable securities..........................          2,168,324                 --               --          2,168,324
        Other assets...................................            231,930              5,000               --            236,930
                                                       -------------------       ------------     ------------       ------------
                 Total assets..........................         27,502,621       $ 16,124,021     $   (480,000)      $ 43,146,642
                                                       -------------------       ------------     ------------       ------------
                                                       -------------------       ------------     ------------       ------------

  Liabilities and Stockholders' Equity
  Current liabilities:
    Accounts payable.............................      $           272,128       $    274,406     $         --       $    546,534
    Accrued expenses.............................                4,115,301            586,612          264,346 (b)      4,966,259
    Obligation to fund joint venture.............                  203,445                 --               --            203,445
    Deferred revenue.............................                2,172,058                 --               --          2,172,058
    Deferred rent................................                  222,907                 --               --            222,907
    Current portion of capital lease obligations.                  733,848                 --               --            733,848
                                                       -------------------       ------------     ------------       ------------
           Total current liabilities.............                7,719,687            861,018          264,346          8,845,051
                                                       -------------------       ------------     ------------       ------------
Capital lease obligations, net of current                        1,315,813                 --               --          1,315,813
  portion........................................      -------------------       ------------     ------------       ------------

   Redeemable preferred stock....................                       --         44,032,577      (44,032,577)(d)             --
                                                       -------------------       ------------     ------------       ------------
Stockholders' equity/(deficit):
    Preferred stock, $.01 par value..............                       --                 --            9,356 (c)          9,356
    Series V convertible preferred stock.........                       --          1,299,998       (1,299,998)(d)             --
    Common stock, $.01 par value.................                  119,164                156             (156)(d)        119,164
    Paid-in capital..............................               65,280,443         18,175,132      (18,175,132)(d)     81,378,356
                                                                                                    16,097,913 (c)

    Accumulated deficit..........................              (46,932,486)       (48,244,860)      48,244,860 (d)    (48,521,098)
                                                                                                    (1,588,612)(e)
                                                       -------------------       ------------     ------------       ------------
         Total stockholders' equity/(deficit)....               18,467,121        (28,769,574)      43,288,231         32,985,778
                                                       -------------------       ------------     ------------       ------------
         Total liabilities and stockholders'
          equity...............................                 27,502,621       $ 16,124,021     $   (480,000)      $ 43,146,642
                                                       -------------------       ------------     ------------       ------------
                                                       -------------------       ------------     ------------       ------------

                         LEUKOSITE, INC. AND SUBSIDIARY
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998


                                                                                   MERGER                MERGER
                                                                                  PRO FORMA             PRO FORMA
                                              LEUKOSITE           CYTOMED        ADJUSTMENTS            AS ADJUSTED
                                                                                   (NOTE C)
Revenues:
  Corporate collaborations .............     $ 10,020,468      $  1,512,589      $         --         $ 11,533,057
  Joint venture revenue ................        1,260,185                --                --            1,260,185
  Government grants ....................          791,218                --                --              791,218
                                             ------------      ------------      ------------         ------------
          Total revenues ...............       12,071,871         1,512,589                --           13,584,460
                                             ------------      ------------      ------------         ------------
Operating expenses:
  Research and development .............       21,141,587         3,393,858                --           24,535,445
  General and administrative ...........        2,624,773         1,519,115                --            4,143,888
                                             ------------      ------------      ------------         ------------
          Total operating expenses .....       23,766,360         4,912,973                --           28,679,333
                                             ------------      ------------      ------------         ------------
          Loss from operations .........      (11,694,489)       (3,400,384)               --         (15,094,873)
Other income (expense):
   Equity in operations of joint venture       (3,857,640)               --                --           (3,857,640)
   Interest income .....................        1,367,936           447,974           (26,912)(a)        1,788,998
   Interest expense ....................         (162,870)           (8,350)               --             (171,220)
                                             ------------      ------------      ------------         ------------
          Net loss .....................     $(14,347,063)     $ (2,960,760)     $    (26,912)        $(17,334,735)
                                             ------------      ------------      ------------         ------------
                                             ------------      ------------      ------------         ------------
Net loss per common share:
          Basic and diluted ............     $      (1.32)                                            $      (1.39)
                                             ------------                                             ------------
                                             ------------                                             ------------
Shares used in computing net loss
per common share:
          Basic and diluted ............       10,895,411                                               12,462,349
                                             ------------                                             ------------
                                             ------------                                             ------------



              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

As consideration for LeukoSite's acquisition of CytoMed through the Merger, LeukoSite has paid and has agreed to pay to holders of CytoMed Capital Stock and certain creditors and obligees of CytoMed the Merger Consideration pursuant to the terms of the Merger Agreement, as follows:

1. The Closing Consideration, paid at the Closing, in the form of 935,625 shares of LeukoSite Series A Convertible Preferred Stock, par value $.01 per share. The Company will issue another 631,313 shares of LeukoSite Common Stock to CytoMed shareholders upon receipt of a $6 million payment to CytoMed from UCB Pharma; and

2. The Milestone Consideration, payable within sixty days of the occurrence, in the event that development and regulatory milestones as outlined in the Merger Agreement are achieved. The Milestone Consideration, if any, may be paid in the form of cash, shares of LeukoSite Common Stock or a combination of both as determined by the Merger Agreement. For purposes of the pro forma consolidated financial statements, the milestone consideration has not been included.

On October 23, 1998 CytoMed entered into an asset purchase agreement with UCB Research Inc., UCB Farchim, S.A. and UCB, S.A. (collectively "UCB"). Under the terms of the agreement, the Company sold to UCB assets relating to certain research programs for a total of $12.9 million, of which $6.9 million was received in 1998 and the remaining $6.0 million is due in October 1999 and is recorded as an other receivable on CytoMed's balance sheet.

NOTE B

The pro forma consolidated balance sheet includes the adjustments necessary to give full effect to the Merger as if it had occurred on December 31, 1998 and reflects the allocation of the cost of the merger to the estimated fair value of assets acquired and liabilities assumed including the issuance of approximately 1,566,938 shares of LeukoSite Series A Convertible Preferred Stock which is convertible into one share of Common Stock valued $16.1 million in the aggregate; payment of $480,000 in Merger transaction costs; and elimination of CytoMed's equity accounts.

These adjustments are summarized as follows:


(a)    Use of cash for Merger and related transaction costs                (480,000)

(b)    Additional liabilities assumed in the acquisition                    264,346

(c)    Issuance of LeukoSite Series A Convertible Preferred Stock        16,107,269

(d)    Elimination of CytoMed equity accounts                           (15,263,003)

(e)    In process research and development                               (1,588,612)

The amount allocated to in-process research and development projects was determined by estimating the costs to develop the technology into commercially viable products, estimating cash flows resulting from the expected revenues generated from such products, and discounting the net cash flows back to their present value using a risk-adjusted discount rate. Consideration was given to the value creation efforts of CytoMed prior to the close of the acquisition. These projections are based on management's estimates of market size and growth, expected trends in technology, and the expected timing of new product introductions.

Management's estimate of net cash flow was discounted to present value using discount rates ranging from 50 to 70 percent. These rates were based on industry rates of return for early stage biotechnology companies. The discount rates utilized for the in-process technologies reflect the inherent uncertainties in the cash flow estimates, including the uncertainty surrounding the successful development of the purchased in-process technologies, government regulations, the useful life of such technologies, the profitability levels of such technologies, and the uncertainty of technological advances that are unknown at this time.

The nature of the efforts to develop the purchased in-process technologies into commercially viable products principally relate to the completion of all development, testing, and high-volume manufacturing activities that are necessary to establish that the products can be produced to meet its design specifications and are proven to be safe and effective for their respective indications.

As of the acquisition date, technological feasibility of the compounds in development had not been established and the technologies have no alternative future uses. If these projects are not successfully developed, the Company will not realize the value assigned to the in-process research and development.

NOTE C

The pro forma consolidated statement of operations includes adjustments necessary to reflect the Merger as if it had occurred on January 1, 1998. As discussed in Note A, in October 1998 CytoMed sold to UCB assets relating to certain research programs. CytoMed's audited statements of operations included in this Form 8-K/A include all revenues and expenses associated with the programs sold to UCB. CytoMed's statement of operations included in the attached proforma information has been adjusted to reflect the revenues and expenses related to the remaining research programs acquired by LeukoSite. For purposes of the pro forma consolidated statement of operations, acquired in-process research and development was assumed to have been written off prior to January 1, 1998. Accordingly, the pro forma consolidated statement of operations does not included such charge.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The pro forma adjustment is summarized as follows:


(a)  Reduction of interest income resulting from use of $480,000 for the
     Merger at an annual interest rate of 5.47%                                 26,912

The net loss per share and the shares used in computing the net loss per share for the year ended December 31, 1998 are based upon LeukoSite's historical weighted average common shares outstanding for the period adjusted to reflect the issuance of approximately 1,566,938 shares of LeukoSite Series A Convertible Preferred Stock as described in Note A.

(C)      EXHIBITS.

         Exhibit 2 Agreement and Plan of Merger and Reorganization, dated as of January 4, 1999, by and among LeukoSite, Inc., LeukoSite Merger Corporation and CytoMed, Inc. Does not include Exhibits or Disclosure Schedules. LeukoSite will furnish a copy of any such omitted exhibit or schedule to the Commission upon request. *

         Exhibit 23.1      Consent of PricewaterhouseCoopers LLP.

         * Previously filed as an Exhibit in LeukoSite's Initial Report.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             LEUKOSITE, INC.


                             By:  /s/ Augustine Lawlor
                                 --------------------------------
                                    Augustine Lawlor,
                                    Vice President, Corporate Development and
                                    Chief Financial Officer

Dated:  April 27, 1999